As filed with the Securities and Exchange Commission on March 12, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NAKED BRAND GROUP LIMITED

(Exact name of Registrant as specified in its charter)

N/A

(Translation of Registrant’s name into English)

Australia	N/A
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification Number)

c/o Bendon Limited

8 Airpark Drive

Airport Oaks

Auckland 2022,

New Zealand

+64 9 275 0000

(Address and telephone number of Registrant’s principal executive offices)

Justin Davis-Rice, Executive Chairman & Chief Executive Officer

c/o Bendon Limited

Unit 7, 35-39 William Street

Double Bay

NSW 2028, Australia

+64 9 275 0000

(Name, address, and telephone number of agent for service)

Copies to:

David Alan Miller, Esq.	Danny Simmons, Esq.
Jeffrey M. Gallant, Esq.	Mills Oakley
Eric T. Schwartz, Esq.	PO Box H316
Graubard Miller	Australia Square NSW 1215
The Chrysler Building	DX 13025 Sydney Market Street
405 Lexington Avenue	Telephone: +61 2 9121 9073
New York, New York 10174
Telephone: (212) 818-8800

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [X]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [  ]

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company [X]

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised accounting standards provided to Section 7(a)(2)(B) of the Securities Act. [  ]

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Ordinary shares, being offered for resale, underlying convertible promissory notes and warrants(3)	294,117,648	$0.83	$244,117,648	$26,633

(1)	In the event of a stock split, reverse stock split, stock dividend or similar transaction involving the Registrant’s ordinary shares, the number of shares registered shall automatically be adjusted to cover the additional ordinary shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457, based upon the average of the high and low sales prices of the Registrant’s ordinary shares as reported on the Nasdaq Capital Market on March 5, 2021.

(3)	Represents ordinary shares underlying an aggregate of 117,647,059 units issued by the Registrant in a private placement, each unit consisting of one ordinary share and one warrant, including 150% of the initial number of ordinary shares issuable pursuant to cash exercise of warrants included in the units, which represents a good faith estimate of the maximum number of ordinary shares that may be issued upon the exercise of the warrants.

PROSPECTUS

NAKED BRAND GROUP LIMITED

294,117,648 Ordinary Shares

This prospectus relates to the resale by the Selling Shareholders (as defined below in the section titled “Selling Shareholders”) of up to 294,117,648 of our ordinary shares, no par value (“Ordinary Shares”).

The Ordinary Shares offered for resale hereby consist of securities issued and issuable pursuant to an aggregate of 117,647,059 units (“Units”) sold by us under a Securities Purchase Agreement dated February 24, 2021 (as amended on March 10, 2021, the “February 2021 SPA”). Each Unit consists of one Ordinary Share and one warrant (“February 2021 Warrant”) to purchase one Ordinary Share at an initial exercise price of $0.935. Accordingly, we are registering 117,647,059 Ordinary Shares underlying the Units and 176,470,589 Ordinary Shares issuable upon the exercise of 117,647,059 February 2021 Warrants underlying the Units, which number of shares represents 150% of the initial number of Ordinary Shares issuable upon the cash exercise of the February 2021 Warrants, and is a good faith estimate of the maximum number of Ordinary Shares underlying such warrants. The actual number of shares issued upon such exercise may be substantially more or less than this estimate, depending, among other things, on whether the February 2021 Warrants are exercised through a Black-Scholes cashless exercise. We are not registering any Ordinary Shares which may be issued to the Selling Shareholders pursuant to the put right set forth in the February 2021 SPA, which is described in more detail in the section titled “Background of the Offering” below.

We will not receive any proceeds from the sale of the Ordinary Shares by the Selling Shareholders under this prospectus. However, we could receive up to US$110,000,000 in gross proceeds if the February 2021 Warrants are exercised in full for cash. Any amounts we receive from such exercise will be used for working capital and general corporate purposes.

Information regarding the Selling Shareholders, the number of Ordinary Shares that may be sold by them, and the times and manner in which they may offer and sell the Ordinary Shares under this prospectus is provided under the sections titled “Selling Shareholders” and “Plan of Distribution.” We have not been informed by the Selling Shareholders when or in what amount the Selling Shareholders may offer the securities for sale. The Selling Shareholders may sell any, all, or none of the securities offered by this prospectus. The Selling Shareholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation.

Our Ordinary Shares trade on the Capital Market of The Nasdaq Stock Market (“Nasdaq”) under the symbol “NAKD”. The closing price of our Ordinary Shares on March 11, 2021 was US$1.03 per share.

Investing in our securities involves risks. See “Risk Factors” beginning on page 14 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus dated March 12, 2021

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form F-3 that we filed with the Securities and Exchange Commission (“SEC”) using an “automatic shelf” registration process. Under the automatic shelf registration process, the Selling Shareholders or their pledgees, donees, transferees, or other successors-in-interest may from time to time use this prospectus to sell or otherwise dispose of the Ordinary Shares described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the Ordinary Shares that the Selling Shareholders may sell. Any prospectus supplement may also add, update, or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. To the extent this prospectus contains summaries of the documents referred to herein, you are directed to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the registration statement of which this prospectus forms a part, and you may obtain copies of such documents as described below in the section titled “Where You Can Find Additional Information.”

You should rely only on the information contained in this prospectus and the documents we incorporate by reference in this prospectus. We have not authorized anyone to provide you with different information. We do not take any responsibility for, and cannot provide any assurance as to the reliability of, any other information that others may give you. We are not making an offer to sell the securities in any jurisdiction where the offer or sale thereof is not permitted. The information contained in this prospectus and incorporated by reference in this prospectus is accurate only as of the respective date of such information, regardless of the time of delivery of this prospectus or of any sale or offer to sell hereunder.

This prospectus contains references to a number of trademarks which are registered or for which we have pending applications or common law rights. Our major trademarks include, among others, Bendon, Bendon Man, Davenport, Fayreform, Lovable, Pleasure State, VaVoom, Evollove, Hickory and Frederick’s of Hollywood and other related trademarks. Solely for convenience, the trademarks, service marks and trade names referred to in this prospectus and the documents we incorporate by reference are listed without the ®, (sm) and (tm) symbols, but we will assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names.

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PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and in the documents incorporated in this prospectus by reference, including our Annual Report on Form 20-F for the fiscal year ended January 31, 2020 (the “Annual Report”), and is qualified in its entirety by the more detailed information herein and therein. This summary may not contain all of the information that is important to you. You should read the entire prospectus and the documents incorporated by reference in this prospectus, including the information in “Risk Factors” and our financial statements and the related notes thereto, before making an investment decision.

On December 20, 2019, we completed a reverse stock split of our Ordinary Shares, pursuant to which every 100 Ordinary Shares outstanding as of the effective time of the reverse stock split were combined into one Ordinary Share. All share and per share information in this prospectus is presented on post-reverse split basis.

Overview

We operate in the highly competitive specialty retail business. We are a designer, distributor, wholesaler, and retailer of women’s and men’s intimate apparel, as well as women’s swimwear. Our merchandise is sold through company-owned retail stores in Australia and New Zealand; through online channels in Australia, New Zealand and the U.S.; and through wholesale partners in Australia and New Zealand and, on a more limited basis, through wholesale partners and distributors in the United Kingdom and the European Union (collectively, the “E.U.”).

We previously sold our merchandise through wholesale partners in the U.S., as well. However, in order to improve our profitability, we have exited the U.S. wholesale market, although we continue to sell in the U.S. through our online Frederick’s of Hollywood website. We also substantially reduced the size of our operations in the E.U. wholesale market.

In addition, in connection with our planned restructuring described below, we plan to sell one of our operating subsidiaries, Bendon, to a group composed of entities controlled by Justin Davis-Rice, the Company’s Executive Chairman and Chief Executive Officer, and Anna Johnson, Bendon’s Chief Executive Officer (the “Purchaser”), in order to divest our physical retail store business and focus on our e-commerce business anchored by FOH Online Corp., one of our operating subsidiaries (“FOH”). See “Recent Developments – Restructuring” below.

Our Brands

Frederick’s of Hollywood

Since 1946, Frederick’s of Hollywood has set the standard for innovative apparel, introducing the push-up bra and the padded bra to the U.S. market. The brand’s rich history has led it to become one of the most recognized in the world. Through FOH, we are the exclusive licensee of the Frederick’s of Hollywood online license for the U.S., Australia and New Zealand, under which we sell Frederick’s of Hollywood intimates products, sleepwear and loungewear products, swimwear and swimwear accessories products, and costume products. We sell our Frederick’s of Hollywood products online at www.fredericks.com.

Bendon

Our brands include our flagship Bendon brand, as well as our Bendon Man, Davenport, Fayreform, Lovable, Pleasure State, VaVoom, Evollove, and Hickory brands. We sell products under these brands at 59 Bendon stores in Australia and New Zealand and online at www.bendonlingerie.com. Additionally, we sell products under these brands in approximately 100+ wholesale stores in Australia, New Zealand and the E.U., and through distributors in the E.U.

We plan to sell Bendon, which holds the rights to the brands described in the preceding paragraph, to the Purchaser in connection with our planned restructuring. See “Recent Developments – Restructuring” below.

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Former Brands

We previously sold products under the Stella McCartney, Heidi Klum and Naked brands. Our license to the Stella McCartney brand terminated on June 30, 2018. On January 31, 2020, we entered into a termination agreement with Heidi Klum and Heidi Klum Company, LLC, which provides for the termination of the license agreement between the parties. On January 28, 2020, we sold all of our right, title and interest in the Naked brands to Gogogo SRL. We may continue selling any inventory bearing the Naked brand that was in existence as of the closing.

Recent Developments

COVID-19

As of the time of this prospectus, the impacts of the COVID-19 pandemic have been broad reaching, including impacts to our retail and wholesale businesses. We temporarily closed our bricks and mortar stores for eight weeks across March to May 2020. In addition, due to a state of emergency being declared, the Australian stores in the state of Victoria were further closed from August to October and there have been further short term closures in Auckland and across Australia. Throughout these periods, we have been able to continue to sell merchandise through our Bendon Lingerie and Frederick’s of Hollywood online stores and fulfil online orders from the New Zealand and U.S. warehouses.

To mitigate the significant impact on cashflow we worked with suppliers to get support with delayed payments and reached agreements with certain key suppliers to push back payments. In addition, we negotiated support from landlords to provide rent abatements through the period of closure and until revenue levels return to previous levels. Employees agreed to work reduced hours and we applied for government wage subsidies from the New Zealand and Australian governments. At the date of this prospectus, we have received NZ$2.0 million in subsidies from the New Zealand government and AU$0.8 million in subsidies from the Australian government. The impact of COVID-19 in Asia initially delayed stock flow due to temporary factory closures, this is now resolved.

The full impact of the COVID-19 pandemic continues to evolve, and, as such, it is uncertain as to the full magnitude that the pandemic will have on our financial condition, liquidity, and future results of operations. Management and the directors are monitoring the situation on a daily basis and forward planning to minimize the total impact to the group.

For more information, see Item 5 of our Annual Report.

Restructuring

On January 21, 2021, we announced a planned restructuring in which we would divest our physical retail store business operated by our wholly owned subsidiary Bendon in order to focus on our e-commerce business anchored by our wholly owned subsidiary FOH.

In connection with the restructuring, on January 21, 2021, we entered into a non-binding letter of intent with a group composed of entities controlled by Justin Davis-Rice, the Company’s Executive Chairman and Chief Executive Officer, and Anna Johnson, Bendon’s Chief Executive Officer, whom we refer to collectively as the “Purchaser.” Under the proposed terms set forth in the non-binding letter of intent:

●	The Purchaser would acquire all of the outstanding shares of Bendon.
●	The Purchaser would assume the existing liabilities of Bendon, other than inter-company liabilities, which will be forgiven, and Bendon’s senior secured credit facility with the Bank of New Zealand (“BNZ”), which was repaid in full by us on February 10, 2021.
●	If the Bendon inventory were to be more than a target amount, the Purchaser would pay a cash adjustment equal to the difference to us and, if the Bendon inventory were to be less than such target amount, we would pay a cash adjustment equal to the difference to the Purchaser.
●	We would have the right to receive a specified percentage of Bendon’s net profits during the three year period commencing on the first day of the second half of fiscal year 2022 and a specified percentage of the net proceeds from any subsequent sale of Bendon prior to the third anniversary of the closing.

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●	We would provide a five-year subordinated secured loan to the Purchaser. In addition, Bendon or the Purchaser would obtain a senior secured credit facility.
●	FOH would enter into a services agreement with Bendon, pursuant to which Bendon will provide various business services to FOH, including accounting, product design, logistics and shipping support, distribution support, website maintenance and management, customer service, marketing, advertising and information technology support.

The closing of the transaction would be subject to certain customary conditions precedent, including, without limitation, our having received an independent expert’s report on the fairness and reasonableness of the transaction and our shareholders (other than shareholders associated with the Purchaser) having approved the transaction.

We cannot provide any assurance that the sale of Bendon will be completed on the terms described herein, or at all. In addition, even if the sale of Bendon were to be completed, our ability to realize the expected benefits of the transaction would be subject to a number of risks and uncertainties.

For more information, see our Report of Foreign Private Issuer on Form 6-K, which was filed on January 21, 2021 and is incorporated herein by reference.

Management Changes

On January 21, 2021, our board of directors appointed Justin Davis-Rice as our Chief Executive Officer, replacing Anna Johnson. Ms. Johnson remains the Chief Executive Officer of Bendon. In connection with his appointment, our board of directors, upon the recommendation of the compensation committee, granted to Mr. Davis-Rice phantom warrants with a strike price equal to $0.37 (the 20-day volume-weighted average price of the Ordinary Shares). The phantom warrants will vest in three tranches, with the first tranche vesting immediately, the second tranche vesting on July 21, 2021 and the third tranche vesting on January 21, 2022. Each tranche will cover 1.5% of our outstanding Ordinary Shares as of the date of vesting and will expire three years after its vesting date. Upon exercise, the Company will net cash settle the phantom warrants. As a result, no Ordinary Shares will be issued.

On January 18, 2021, our board of directors appointed Simon Tripp as a director of the Company. Mr. Tripp replaced Paul Hayes, who resigned as a director of the Company on the same day.

For more information, see our Report of Foreign Private Issuer on Form 6-K, which was filed on January 21, 2021 and is incorporated herein by reference.

February 2021 Private Placement

On February 24, 2021, we entered into the February 2021 SPA with certain accredited investors who are the Selling Shareholders named in this prospectus. On March 10, 2021, we and the Selling Shareholders entered into an amendment to the February 2021 SPA, which reduced the price per Unit sold under the February 2021 SPA and made certain changes to the form of Warrant to, among other things, reduce the initial exercise price and limit the number of ordinary shares which may be issued upon a Black-Scholes value cashless exercise of the Warrant, by increasing the floor price specified in the Warrants, lowering the underlying price used in the calculation of the Black-Scholes value per Warrant and establishing a maximum number of Ordinary Shares that may be issued.

Pursuant to the February 2021 SPA, on March 10, 2021, we sold to the Investors in a private placement an aggregate of US$100,000,000 of Units, each Unit consisting of one Ordinary Share and one February 2021 Warrant. The Units were sold at a price per Unit of US$0.85, resulting in the issuance of an aggregate of 117,647,059 Units (representing an aggregate of 117,647,059 Ordinary Shares and 117,647,059 February 2021 Warrants). We granted a financing rebate to the Investors, resulting in net proceeds to us, after offering expenses, of approximately US$94.9 million.

The February 2021 SPA provides that no Investor will be required to purchase securities to the extent that such purchase will result in the Investor beneficially owning in excess of 9.9% of the Ordinary Shares outstanding on the closing date.

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The February 2021 Warrants have an exercise price of US$0.935 per share and will expire on March 10, 2026. The February 2021 Warrants contain a Black-Scholes cashless exercise feature, which permits the February 2021 Warrants to be exercised on a cashless basis for a number of Ordinary Shares equal to the Black-Scholes value per share, multiplied by the number of Ordinary Shares as to which the warrant is being exercised, divided by the closing bid price on Nasdaq as of two trading days prior to the exercise date, as reported by Bloomberg (“Closing Bid Price”) (but not less than a specified floor price). For this purpose, the Black-Scholes value per share is calculated using an underlying price equal to US$0.95 (as may be adjusted for stock dividends, subdivisions, or combinations); a risk-free interest rate corresponding to the U.S. Treasury rate; a strike price equal to the $0.935 exercise price; an expected volatility equal to 135%; and a deemed remaining term of five years (regardless of the actual remaining term of the February 2021 Warrant). Accordingly, the Black-Scholes value calculation will not change as a result of future changes in the stock price, risk-free interest rate, volatility or remaining life of the February 2021 Warrants. As a result, the number of Ordinary Shares issued upon exercise of the February 2021 Warrants may substantially exceed 117,647,059 shares. The February 2021 Warrants may not be exercised to the extent the holder or any of its affiliates would beneficially own more than 9.9% of the Ordinary Shares outstanding on the closing date after giving effect to such exercise. Further, in no event will we be required to issue upon exercise of the warrants more than a fixed maximum number of Ordinary Shares specified in the February 2021 Warrants.

See “Background of the Offering” for more information.

ATM Offering

On August 20, 2020, we entered into an equity distribution agreement with Maxim, as amended on September 25, 2020 (the “August EDA”), pursuant to which we sold an aggregate of 138,252,413 Ordinary Shares in an “at the market” offering, for gross proceeds of US$17,998,700 (NZ$25,350,281) and net proceeds of US$17,458,739 (NZ$24,589,773), after payment to Maxim of an aggregate of US$539,961 (NZ$760,508) in commissions. In connection with the commencement of sales under the October EDA described below, we terminated the offering under the August EDA.

On October 19, 2020, we entered into another equity distribution agreement with Maxim (the “October EDA”), pursuant to which we sold an aggregate of 107,036,117 Ordinary Shares in an “at the market” offering, for gross proceeds of US$49,999,716 (NZ$70,422,135) and net proceeds of US$48,499,724 (NZ$68,309,471), after payment to Maxim of an aggregate of US$1,499,991 (NZ$2,112,664) in commissions. In connection with the execution of the February EDA described below, we terminated the offering under the October EDA.

On February 24, 2021, we entered into a further equity distribution agreement with Maxim (the “February EDA”), pursuant to which we may sell, from time to time, through Maxim, Ordinary Shares having an aggregate offering price of up to US$99,500,000 (the “ATM Offering”). Sales of Ordinary Shares in the ATM Offering, if any, will be made by any method permitted that is deemed an “at the market offering” as defined in Rule 415 under the Securities Act. Maxim is not required to sell any specific amount but will act as our exclusive sales agent using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreed terms between Maxim and us. We have no obligation to sell any of the Ordinary Shares under the February EDA and may at any time suspend solicitation and offers under the February EDA. As of March 10, 2021, we sold an aggregate of 43,834,133 Ordinary Shares pursuant to the February EDA, for gross proceeds of US$44,976,923 (NZ$63,347,779) and net proceeds of US$43,627,616 (NZ$61,447,346), after payment to Maxim of an aggregate of US$1,349,308 (NZ$1,900,433) in commissions.

Registered Direct Offering

On February 1, 2021, we closed on the sale of 29,415,000 Ordinary Shares in a public offering to certain institutional investors at a price of $1.70 per share, for gross proceeds of US$50,005,500. Maxim acted as the sole placement agent in connection with the Offering. The net proceeds to the Company from the offering were approximately US$46,900,000 million, after deducting the placement agent’s fees of US$3,00,330 and other estimated offering expenses.

Nasdaq Compliance

On February 23, 2021, we announced that we had received a letter from the Nasdaq Listing Qualifications Department stating that we had regained compliance with the minimum bid price requirement for continued listing on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2).

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Repayment of Credit Facility

Effective March 12, 2020, we entered into a Deed of Amendment and Restatement that amended and restated that certain Facility Agreement, originally dated June 27, 2016, as amended from time to time, by and among Bendon, as borrower, us and certain subsidiaries and affiliates of ours, as guarantors, and BNZ, as lender. Under the agreement, BNZ had made available a revolving credit facility and an instrument facility.

On February 10, 2021, we paid approximately US$10,300,000 (NZ$14,500,000) to BNZ, which constituted repayment in full of all amounts due under the facility with BNZ, and the facility was terminated.

Convertible Promissory Notes

Notes Issued in October, November, and December 2019 and January, February, and April 2020

In each of October, November and December 2019 and January, February, and April 2020, we completed a private placement of a convertible promissory note (each, a “Prior Note”) and a warrant to purchase ordinary shares to either St. George Investments LLC or Iliad Research and Trading L.P., which are affiliates of one another (together, the “Affiliated Holders”). Each private placement of a Prior Note was made pursuant to a Securities Purchase Agreement with the applicable Affiliated Holder. The aggregate purchase price of the Prior Notes was US$15,500,000 (NZ$22,831,000). Each of the Prior Notes was issued with an original issue discount of 5%, and certain expenses of the Affiliated Holder were added to the balance of each Prior Note. In addition, the applicable Affiliated Holder had the right to exchange each warrant for a 5% increase in the outstanding balance of the related Prior Note, a right the Affiliated Holder exercised in each case. Because we did not timely complete an equity financing as required by each of the Prior Notes and did not timely file a registration statement as required by the Prior Notes issued in February and April 2020, the outstanding balance of each applicable Prior Note was increased by 10% for each such occurrence. Each of the Prior Notes provided for an interest rate of 20% per annum, compounded daily, and for maturity on the second anniversary of its issuance. Each of the Prior Notes originally provided for a fixed conversion price, but we agreed to three temporary reductions of the conversion price of the Prior Note issued in December 2019 and subsequently agreed to amend each of the Prior Notes issued in October, November and December 2019 and in January and February 2020 so that each such note could be converted at a floating conversion price (but in any event at not less than a specified floor price), provided we approved each such conversion.

As of the date of this prospectus, the Prior Notes issued in October, November and December 2019 and January and February 2020 had been converted in full into an aggregate of 66,580,270 Ordinary Shares. In addition, on February 25, 2021, we exchanged the Prior Note issued in April 2021 for 4,002,789 Ordinary Shares.

Note and Purchase Warrant Issued in July 2020

In July 2020, we completed a private placement of a convertible promissory note (the “July Note”) and a warrant to purchase ordinary shares (the “July Purchase Warrant”) to one of the Affiliated Holders, Iliad Research Trading L.P., pursuant to a Securities Purchase Agreement, for an aggregate purchase price of US$8,000,000 (NZ$11,300,000). The July Note was issued with an original issue discount of 5%, and certain expenses of the Affiliated Holder were added to the balance of the July Note, for an original principal balance of US$8,420,000. We also granted a financing rebate to the Affiliated Holder, resulting in net proceeds to us of approximately US$7,200,000 (NZ$10,100,000) from the sale of the July Note. The July Note provided for interest at the following rate: (i) for a period of 90 days starting on its issuance date, 2.0% per annum, (ii) for the next 90 days, 10.0% per annum and (iii) thereafter, 15.0% per annum, and provided for maturity on the second anniversary of its issuance. The July Note was convertible, at our election (subject to certain limitations) or at the election of the Affiliated Holder, into ordinary shares at a conversion price equal to US$0.2424. The July Purchase Warrant entitled the Affiliated Holder to purchase ordinary shares at an exercise price of US$0.6707 per share. In addition, if the exercise price of the July Purchase Warrant was higher than the last closing bid price of the ordinary shares, the July Purchase Warrant could be exercised on a cashless basis for a number of shares equal to the Black-Scholes value per share underlying the July Purchase Warrant, multiplied by the number of shares as to which the July Purchase Warrant was being exercised, divided by the closing bid price as of two business days prior to the exercise date, but in any event not less than the floor price specified in the July Purchase Warrant. For this purpose, the Black-Scholes value per share underlying the July Purchase Warrant was a fixed value as set forth in the July Purchase Warrant.

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As of the date of this prospectus, the July Note had been converted in full into an aggregate of 35,081,733 Ordinary Shares and the July Purchase Warrant had been exercised in full, pursuant to the Black-Scholes cashless exercise provision, for an aggregate of 47,817,633 Ordinary Shares.

Bendon Conversion Shares

On October 5, 2020, we and one of our operating subsidiaries, Bendon, entered into a settlement agreement with each of (i) Timothy D. Connell and (ii) William Gibson and Ivory Castle Limited (collectively, the “Lenders”). The Lenders had alleged that specific repayment terms of loans made by them were not met as promised and sought repayment of the loans. Pursuant to the settlement agreements, the Lenders agreed to settle the dispute in consideration for Bendon’s issuance to them of redeemable conversion shares of Bendon (the “Bendon Conversion Shares”) with an aggregate value of US$3,789,654. The Bendon Conversion Shares were convertible into our ordinary shares at a conversion price equal to the closing market price of our ordinary shares on the trading day immediately preceding the date of conversion (but in any event at not less than a specified floor price).

As of the date of this prospectus, the Bendon Conversion Shares had been converted in full into an aggregate of 45,930,930 Ordinary Shares.

Corporate Information

Our principal office is located at 8 Airpark Drive, Airport Oaks, Auckland 2022, New, Zealand, and our telephone number is +64 9 275 0000. Our registered office is located Unit 7, 35-39 William Street, Double Bay, New South Wales 2028, Australia. Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at The Chrysler Building, 405 Lexington Avenue, New York, New York 10174. Our corporate website is located at www.nakedbrands.com. The information on our website shall not be deemed part of this prospectus.

Emerging Growth Company

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). As an emerging growth company, we are eligible, and have elected, to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These include, but are not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and reduced disclosure obligations regarding executive compensation (to the extent applicable to a foreign private issuer).

We could remain an emerging growth company until the last day of our fiscal year following the fifth anniversary of the consummation of our initial public offering. However, if our annual gross revenue is US$1.07 billion or more, or our non-convertible debt issued within a three year period exceeds US$1 billion, or the market value of our Ordinary Shares that are held by non-affiliates exceeds US$700 million on the last day of the second fiscal quarter of any given fiscal year, we would cease to be an emerging growth company as of the last day of that fiscal year.

Foreign Private Issuer

We are a “foreign private issuer” as defined under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). As a foreign private issuer under the Exchange Act, we are exempt from certain rules under the Exchange Act, including the proxy rules, which impose certain disclosure and procedural requirements for proxy solicitations. Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic U.S. companies with securities registered under the Exchange Act, and we are not required to comply with Regulation FD, which imposes certain restrictions on the selective disclosure of material information. In addition, our officers, directors, and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act and the rules under the Exchange Act with respect to their purchases and sales of our Ordinary Shares.

The Nasdaq Listing Rules allow foreign private issuers, such as us, to follow home country corporate governance practices (in our case Australian) in lieu of the otherwise applicable Nasdaq corporate governance requirements. In accordance with this exception, we follow Australian corporate governance practices in lieu of certain of the Nasdaq corporate governance standards, as more fully described in our Annual Report on Form 20-F for the fiscal year ended January 31, 2020, as amended, which is incorporated herein by reference. See “Where You Can Find Additional Information” on page 25.

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Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors incorporated by reference in the sections titled “Risk Factors” commencing on page 14 of this prospectus and the Annual Report incorporated by reference herein.

Background of the Offering

On March 10, 2021, we completed the private placement pursuant to the February 2021 SPA of 117,647,059 Units, each Unit consisting of one Ordinary Share and one February 2021 Warrant, to certain accredited investors (“Investors”), who are the Selling Shareholders hereunder, and we received gross proceeds of approximately US$100,000,000. We granted a financing rebate to the Investors, resulting in net proceeds to us, after offering expenses, of approximately US$94.9 million.

The February 2021 SPA includes certain customary representations and warranties and covenants of the Company and Investors, and the Company has certain customary indemnification obligations under the February 2021 SPA. In addition, the February 2021 SPA provides:

●	Ownership Requirement: The Investors are required to own at least the number of Ordinary Shares purchased on the closing date through the date of the Company’s 2021 Annual General Meeting of Shareholders.

●	Put Right. To the extent allowable under federal securities laws and the rules of Nasdaq, and subject to the Company’s continued listing on Nasdaq, on the day after the day that an Investor no longer holds any Ordinary Shares or Warrants, the Company agreed to sell to the Investor and the Investor agreed to purchase from the Company, in a private placement, such number of Ordinary Shares, priced at the previous day’s Closing Bid Price, equal to one-third (1/3) of the Investor’s net profit (determined after payment of all expenses, including, but not limited to, brokerage and transfer fees) from the Investor’s sale of the Ordinary Shares and Warrants purchased under the SPA. Notwithstanding the foregoing, no Investor will be required to purchase such additional Ordinary Shares unless such shares are registered for resale by the Investor upon issuance thereof pursuant to the Securities Act, or that would cause the Investor to exceed the Beneficial Ownership Limit.

●	Subsequent Issuances: The Company agreed that it will not issue any equity or equity-linked or related securities, and will not file any registration statement or amendment or supplement thereto, until the date that is 10 days after the Company holds its 2021 Annual General Meeting of Shareholders, other than certain Exempt Issuances and issuances of Ordinary Shares under the February EDA. Under the SPA, “Exempt Issuances” generally include Ordinary Shares issued pursuant to equity compensation plans; Ordinary Shares issued upon the conversion or exercise of convertible or exercisable securities outstanding prior to the date of the SPA, provided such exercise or conversion is on the terms in effect as of the date of the SPA; and securities issued pursuant to certain acquisitions or strategic transactions approved by a majority of the disinterested directors of the Company.

●	Beneficial Ownership Limit: Notwithstanding the Investors’ agreement to purchase Units, the February 2021 SPA provides that no Investor will be required to purchase securities to the extent that such purchase will result in the Investor beneficially owning in excess of 9.9% of the then issued and outstanding Ordinary Shares outstanding on the date of the closing (the “Beneficial Ownership Limit”).

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The February 2021 Warrants have an exercise price of US$0.935 per share (“Exercise Price”) and expire on March 10, 2026. The February 2021 Warrants can be exercised on a net share exercise basis at any time and from time to time. In addition, the February 2021 Warrants provide:

●	Black-Scholes Value Cashless Exercise: At any time, the February 2021 Warrants may be exercised on a cashless basis for a number of Ordinary Shares equal to the Black-Scholes value per share, multiplied by the number of Ordinary Shares as to which the February 2021 Warrant is being exercised, divided by the Closing Bid Price as of two trading days prior to the exercise date (but not less than the floor price specified in the warrant). For this purpose, the Black-Scholes value per share is calculated using an underlying price equal to US$0.95 (as may be adjusted for stock dividends, subdivisions, or combinations); a risk-free interest rate corresponding to the U.S. Treasury rate; a strike price equal to the Exercise Price; an expected volatility equal to 135%; and a deemed remaining term of five years (regardless of the actual remaining term of the Warrant). Accordingly, the Black-Scholes value calculation will not change as a result of future changes in the stock price, risk-free interest rate, volatility or remaining life of the February 2021 Warrants. As a result, the number of Ordinary Shares issued upon exercise of the February 2021 Warrants may substantially exceed 117,647,059 shares. However, in no event will we be required to issue upon exercise of the warrants more than a fixed maximum number of Ordinary Shares specified in the warrants.

Notwithstanding the foregoing, (i) if the previous day’s Closing Bid Price has increased by more than 20% from the Closing Bid Price on the date of the closing, the number of Warrants eligible for Black-Scholes value cashless exercise will be reduced by the same percentage as the price the Ordinary Shares have increased, up to an aggregate of 40%, and (ii) if on any date commencing on the day after the Company’s 2021 Annual General Meeting of Shareholders the Closing Bid Price of the Ordinary Shares exceeds the Closing Bid Price of the Ordinary Shares on the date of the closing for three consecutive days and the average daily trading volume of the Ordinary Shares is equal to or greater than US$60 million, the warrant holder will have 14 business days to complete a Black-Scholes value cashless exercise or it shall forfeit such right.

●	Beneficial Ownership Limit: The February 2021 Warrants may not be exercised to the extent the holder or any of its affiliates would beneficially own more than the Beneficial Ownership Limit after giving effect to such exercise.

●	Call Right: At any time after the Company holds its 2021 Annual General Meeting of Shareholders, if the Closing Bid Price of the Ordinary Shares exceeds the Exercise Price by 60% or more for ten consecutive trading days (as measured from the date of the 2021 Annual General Meeting) with average daily trading volume of the Ordinary Shares equal to or exceeding US$60 million, the Company can require the warrant holders, upon five business days’ notice, to exercise the February 2021 Warrants for cash.

●	Structural Anti-Dilution: The Exercise Price and number of Ordinary Shares covered by the February 2021 Warrants are subject to adjustment for stock splits, stock combinations and certain other transactions affecting the Company’s share capital as a whole.

We are registering for resale pursuant to this prospectus the Ordinary Shares underlying the Units, including 150% of the initial number of Ordinary Shares issuable pursuant to cash exercise of the February 2021 Warrants, which represents a good faith estimate of the maximum number of Ordinary Shares that may be issued upon the exercise of the February 2021 Warrants. We are not registering any Ordinary Shares which may be issued to the Selling Shareholders pursuant to the put right set forth in the February 2021 SPA.

Copies of the February 2021 SPA and a form of the February 2021 Warrant are incorporated as exhibits to the registration statement of which this prospectus forms a part and are incorporated herein by reference. The summary of such agreements contained in this prospectus is qualified in its entirety by reference to the text of such agreements. We urge you to read such agreements in full.

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THE OFFERING

Ordinary Shares being offered by the Selling Shareholders	294,117,648 shares(1)

Ordinary Shares outstanding	641,481,585 Ordinary Shares as of March 10, 2021, which includes 43,834,133 Ordinary Shares issued pursuant to the February EDA and 117,647,059 Ordinary Shares issued as part of the Units under the February 2021 SPA, but does not include the Ordinary Shares issuable upon the exercise of the February 2021 Warrants.

Listing of Securities and trading symbols	Our Ordinary Shares trade on the Nasdaq Capital Market under the symbol “NAKD”.

Plan of distribution	The Ordinary Shares covered by this prospectus may be sold by the Selling Shareholder in the manner described under the section entitled “Plan of Distribution.”

Use of proceeds	We will not receive any proceeds from the sale of the securities by the Selling Shareholders under this prospectus. However, we could receive up to US$110,000,000 in gross proceeds if the February 2021 Warrants are exercised in full for cash. Any amounts we receive from such exercise will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for further information.

Risk factors	See the section titled “Risk Factors” and the other information included in this prospectus for a discussion of risk factors you should carefully consider before deciding to invest in our securities.

(1)	This amount includes the Ordinary Shares issued as part of the Units and such number of Ordinary Shares equal to 150% of the initial number of Ordinary Shares issuable pursuant to the cash exercise of the February 2021 Warrants, which represents a good faith estimate of the maximum number of Ordinary Shares underlying such securities. The number of Ordinary Shares actually issued upon exercise of the February 2021 Warrants may be substantially more or less than this amount as described elsewhere in this prospectus. This amount does not include any Ordinary Shares which may be issued to the Selling Shareholders pursuant to the put right set forth in the February 2021 SPA. This amount also does not include 582,192 Ordinary Shares underlying our outstanding warrants (other than the February 2021 Warrants).

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RISK FACTORS

An investment in our securities involves a high degree of risk. Before investing in our Ordinary Shares, you should carefully consider the risk factors set forth below and those described under “Risk Factors” in the documents incorporated by reference herein, including in our most recent Annual Report on Form 20-F filed with the SEC, together with the other information included in this prospectus and incorporated by reference herein from our filings with the SEC. If any of such risks or uncertainties occurs, our business, financial condition, and operating results could be materially and adversely affected. Additional risks and uncertainties not currently known to us or that we currently deem immaterial also may materially and adversely affect our business operations. As a result, the trading price of our Ordinary Shares could decline and you could lose all or a part of your investment.

Risks Related to the Offering

Sales by the Selling Shareholders of the Ordinary Shares covered by this prospectus could adversely affect the trading price of our Ordinary Shares.

We are registering for resale up to 294,117,648 Ordinary Shares, or approximately 33.7% of our Ordinary Shares on a fully-diluted basis. This amount of Ordinary Shares we are registering for resale includes an aggregate of 117,647,059 Ordinary Shares underlying the 117,647,059 Units sold pursuant to the February 2021 SPA and 176,470,589 Ordinary Shares issuable upon the exercise of 117,647,059 February 2021 Warrants underlying such Units, which number of shares represents 150% of the initial number of Ordinary Shares issuable upon the cash exercise of the February 2021 Warrants, and is a good faith estimate of the maximum number of Ordinary Shares underlying such warrants. The actual number of shares issued upon such exercise may be substantially more or less than this estimate, depending, among other things, on whether the February 2021 Warrants are exercised through a Black-Scholes cashless exercise. In such event, the number of Ordinary Shares issuable upon exercise of the February 2021 Warrants would depend on the market price of the Ordinary Shares. We cannot predict the market price of our Ordinary Shares at any future date, and therefore, we are unable to accurately forecast or predict the total amount of shares that ultimately may be issued under the February 2021 Warrants. However, in no event will we be required to issue upon exercise of the warrants more than a fixed maximum number of Ordinary Shares specified in the warrants. The resale of all or a substantial portion of the Ordinary Shares registered hereby in the public market, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decrease and may make it more difficult for us to sell Ordinary Shares in the future at a time and upon terms that we deem appropriate.

We may issue additional securities in the future, which may result in dilution to our shareholders.

We may conduct equity offerings in future. Pursuant to the February 2021 SPA, in addition to the issuance of Ordinary Shares upon exercise of the February 2021 Warrants, we agreed to sell to the Investors and the Investors agreed to purchase from the Company, in a private placement, such number of Ordinary Shares, priced at the previous day’s Closing Bid Price, equal to one-third of the Investor’s net profit (determined after payment of all expenses, including, but not limited to, brokerage and transfer fees) from the Investor’s sale of the Ordinary Shares and Warrants purchased under the SPA, subject to certain conditions including our continued listing on Nasdaq and the Beneficial Ownership Limit.

In addition, we may sell up to US$99,500,000 of Ordinary Shares in the ATM Offering pursuant to the February EDA. If is not possible to predict the actual number of Ordinary Shares we will sell under the February EDA because the number of Ordinary Shares that are sold through Maxim will fluctuate based on a number of factors, including the market price of the Ordinary Shares during the sales period, the limits we set with Maxim in any applicable placement notice, and the demand for our Ordinary Shares during the sales period. However, we may sell a substantial number of Ordinary Shares in the ATM Offering.

Furthermore, we also may issue additional Ordinary Shares upon exercise of our outstanding warrants (other than the February 2021 Warrants). As of March 4, 2021, there were 582,192 Ordinary Shares underlying such outstanding warrants.

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The February 2021 SPA limits our ability to issue additional equity or equity-linked or related securities, and to file registration statements or amendments or supplements to existing registration statements, until the date that is 10 days after we hold our 2021 Annual General Meeting of Shareholders, other than certain exempt issuances and issuances of Ordinary Shares under the ATM Offering. Upon the expiration or waiver of this provision, there is no restriction on our ability to issue additional Ordinary Shares or securities convertible or exchangeable for Ordinary Shares in the future.

There is no limit on the number of Ordinary Shares we may issue under our constitution. To the extent the put right is exercised, we sell shares in the ATM Offering, the February 2021 Warrants are exercised, or our other outstanding warrants are exercised, or we conduct additional equity offerings, additional Ordinary Shares will be issued, which may result in dilution to our shareholders. The Ordinary Shares issuable upon conversion of the Prior Notes may be publicly resold pursuant to exemptions from registration. The Ordinary Shares underlying our other securities may be eligible for public resale in the future, either pursuant to registration or an exemption from registration. Sales of substantial numbers of shares in the public market could adversely affect the market price of our Ordinary Shares. In addition, issuances of a substantial number of shares will reduce the equity interest of our existing investors and could cause a change in control of our company.

Risks Relating to Our Business

Our business, results of operations, and financial condition may be impacted by the recent coronavirus (COVID-19) outbreak.

Our business has been and may continue to be adversely affected by a widespread outbreak of contagious disease, including the recent COVID-19 pandemic, resulting in business closures and a limit on consumer and employee travel across the globe. Any outbreak of contagious diseases, or other adverse public health developments, could have a material and adverse effect on our business operations. These could include disruptions or restrictions on our ability to travel, reduced traffic in our stores and the stores of our wholesale customers, temporary closures of our stores and/or office buildings or the facilities of our wholesale customers or suppliers. We may also see disruptions or delays in shipments and negative impacts to pricing of certain components of our products. Further, any disruption of our customers or suppliers would likely impact our sales and operating results. In addition, a significant outbreak of contagious diseases in the human population could result in a widespread health crisis that could adversely affect the economies and financial markets of many countries, resulting in an economic downturn that could affect demand for our products and likely impact our operating results. The resulting economic downturn can also negatively impact our share price.

As of the time of this filing, the impacts of the COVID-19 pandemic have been broad reaching, including impacts to our retail and wholesale businesses. The pandemic has had an impact on our business globally, with significant temporary store closures. The COVID-19 pandemic is also impacting the Asia region where we source most of our inventory. Temporary factory closures and the pace of workers returning to work has impacted our suppliers’ ability to source certain raw materials and to produce and fulfill finished goods orders in a timely manner. As of the date of this filing, we have also experienced impacts on deliveries, driven primarily by factory labor shortages and port congestion. However, the ability of our distribution and logistics providers to operate may be further impacted depending on the continued severity and duration of the pandemic and may have a significant impact on the cost and timing of receipts for future seasons. The occurrence of any of these events could further negatively impact our future consolidated financial position, results of operations and cash flows. There could be a prolonged impact on our business due to slow economic recovery or changes in consumer behavior. If we experience a sustained decrease in consumer demand related to the COVID-19 pandemic, it may exacerbate our need for additional financing. There is no guarantee that we will be able to obtain such additional financing, on acceptable terms or at all. The results for the full fiscal 2021 could also be impacted in ways we are not able to predict today, including, but not limited to, non-cash write-downs and asset impairment charges (including impairments on property and equipment, operating lease right-of use assets and intangible assets); unrealized gains or losses related to investments; foreign currency fluctuations; and collections of accounts receivables.

We are continuing to monitor the potential impact of the COVID-19 pandemic. In order to mitigate the impact on cash inflow we have worked with our suppliers and lenders to extend payment terms. We have reduced staff hours and applied for government subsidies for the New Zealand and Australian employees. At the date of this prospectus, we had received NZ$2.0m in subsidies from the New Zealand government and AU$0.8m from the Australian government.

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We are and may become the subject of various claims, threats of litigation, litigation or investigations which could have a material adverse effect on our business, financial condition, results of operations or price of our ordinary shares.

We are and may become subject to various claims, threats of litigation (including, from current and former shareholders of our company), litigation or investigations, including commercial disputes and employee claims, and from time to time may be involved in governmental or regulatory investigations or similar matters. Any claims asserted against us or our management, regardless of merit or eventual outcome, could harm our reputation and have an adverse impact on our relationship with our clients, distribution partners and other third parties and could lead to additional related claims. Furthermore, there is no guarantee that we will be successful in defending ourselves in pending or future litigation or similar matters under various laws. Any judgments or settlements in any pending litigation or future claims, litigation or investigation could have a material adverse effect on our business, financial condition, results of operations and price of our Ordinary Shares.

We may not be successful in completing our restructuring plan, which could have a material adverse effect on our business and our results of operations, financial condition and cash flows.

On January 21, 2021, we announced a planned restructuring in which we would divest our physical retail store business operated by our wholly owned subsidiary Bendon in order to focus on our e-commerce business anchored by our wholly owned subsidiary FOH. In connection with the restructuring, on January 21, 2021, we entered into a non-binding letter of intent with a group composed of entities controlled by Justin Davis-Rice, our Executive Chairman and Chief Executive Officer, and Anna Johnson, Bendon’s Chief Executive Officer, whom we refer to collectively as the “Purchaser.” The non-binding letter of intent does not represent a binding obligation of the Purchaser. The parties may not enter into a definitive agreement. Even if the parties do enter into a definitive agreement, the terms may vary from those described in the non-binding letter of intent. Furthermore, the conditions precedent to the sale of Bendon set forth in the definitive agreement may not be satisfied or waived. Certain of the contemplated conditions precedent may be outside our control, the control of the Purchaser or both. Accordingly, we cannot provide any assurance that the sale of Bendon will be completed on the terms described herein, or at all.

Even if the sale of Bendon were to be completed, our ability to realize the expected benefits of the transaction would be subject to a number of risks and uncertainties in addition to those set forth in its annual report on Form 20-F for the fiscal year ended January 31 2020, including, without limitation, the following:

●	we would be relying on Bendon for the provision of a number of services critical to our operations;
●	we might not be successful in recruiting and retaining qualified management, operations, product design, technology and other personnel necessary to execute our business plan;
●	we might not be successful in building out our proprietary technology platform on a cost-effective basis, or at all;
●	the costs and expenses of running the FOH business on a stand-alone basis might be greater than we expect;
●	we might be unsuccessful in raising the necessary capital on favorable terms, or at all; and
●	we might not be successful in acquiring other e-commerce businesses.

If any of these or other similar events should occur, it could have a material adverse effect on our results of operations, financial condition and cash flows.

Risks Relating to our Ordinary Shares

We may require additional capital funding, the receipt of which may impair the value of our Ordinary Shares.

Our future capital requirements depend on many factors, including our restructuring, our sales and marketing and our acquisition activities. We may need to raise additional capital through public or private equity or debt offerings or through arrangements with strategic partners or other sources in order to continue to develop and commercialize our products and product candidates. There can be no assurance that additional capital will be available when needed or on terms satisfactory to us, if at all. To the extent we raise additional capital by issuing equity securities, our stockholders may experience substantial dilution and the new equity securities may have greater rights, preferences or privileges than our existing Ordinary Shares.

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Our share price may be volatile, and purchasers of our securities could incur substantial losses.

Our share price is likely to be volatile. The stock market in general has experienced extreme volatility that has often been unrelated to the operating performance of particular companies, and our share price recently has experienced the effects of such extreme volatility.

For example, the closing price of our Ordinary Shares on Nasdaq was US$0.99 on March 3, 2021. Between January 4, 2021 and March 3, 2021, the highest intra-day sale price of our Ordinary Shares was US$3.60 and the lowest intra-day sale price of our Ordinary Shares was US$0.19. During this time, we did not make any announcements regarding our financial condition or results of operations, although we did announce a planned restructuring on January 21, 2021. See “Prospectus Summary—Recent Developments.” We may continue to experience rapid and substantial increases or decreases in our stock price in the foreseeable future that are do not coincide in timing with the disclosure of news or developments by us. Accordingly, the market price of the Ordinary Shares may fluctuate dramatically, and may decline rapidly, after you purchase shares from the Selling Shareholders, irrespective of any developments in our business.

The market price for our Ordinary Shares may be influenced by many factors, including the following:

●	factors in the public trading market for our stock that may produce price movements that may or may not comport with macro, industry or company-specific fundamentals, including, without limitation, the sentiment of retail investors (including as may be expressed on financial trading and other social media sites and online forums), the direct access by retail investors to broadly available trading platforms, the amount and status of short interest in our securities, access to margin debt, trading in options and other derivatives on our Ordinary Shares and any related hedging and other trading factors;
●	speculation in the press or investment community about our company or industry;
●	the political, economic and social situation in the Australia, New Zealand, the United States and the other countries in which we operate, including privacy laws;
●	actual or expected variations in operating results;
●	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments, or other business developments;
●	adoption of new accounting standards affecting the industry in which we operate;
●	operations and stock performance of competitors;
●	litigation or governmental action involving or affecting us or our subsidiaries;
●	recruitment or departure of key personnel;
●	purchases or sales of blocks of our Ordinary Shares; and
●	operating and stock performance of the companies that investors may consider to be comparable to us.

These broad market and industry factors may seriously harm the market price of our Ordinary Shares, regardless of our operating performance. In the past, following periods of volatility in the market, securities class action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, financial condition, results of operations and growth prospects.

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Our Ordinary Shares may become the target of a “short squeeze.”

In the past several weeks, securities of certain companies have increasingly experienced significant and extreme volatility in stock price due to short sellers of shares of common stock, known as a “short squeeze.” These short squeezes have caused extreme volatility in those companies and in the market and have led to the price per share of those companies to trade at a significantly inflated rate that is disconnected from the underlying value of the company. Many investors who have purchased shares in those companies at an inflated rate face the risk of losing a significant portion of their original investment as the price per share has declined steadily as interest in those stocks have abated. There can be no assurance that we will not, in the future be, a target of a short squeeze, and you may lose a significant portion or all of your investment if you purchase our shares at a rate that is significantly disconnected from our underlying value.

The market for our Ordinary Shares may not provide investors with adequate liquidity.

Liquidity of the market for our Ordinary Shares depends on a number of factors, including our financial condition and operating results, the number of holders of our Ordinary Shares, the market for similar securities and the interest of securities dealers in making a market in the securities. We cannot predict the extent to which investor interest in the Company will maintain a trading market in our Ordinary Shares, or how liquid that market will be. If an active market is not maintained, investors may have difficulty selling Ordinary Shares that they hold.

We do not intend to pay any dividends on our Ordinary Shares at this time.

We have not paid any cash dividends on our Ordinary Shares to date. The payment of cash dividends on our Ordinary Shares in the future will be dependent upon our revenue and earnings, if any, capital requirements, and general financial condition, as well as the limitations on dividends and distributions that exist under the laws and regulations of Australia, and will be within the discretion of our board of directors. It is the present intention of our board of directors to retain all earnings, if any, for use in our business operations and, accordingly, our board of directors does not anticipate declaring any dividends on our Ordinary Shares in the foreseeable future. As a result, any gain you will realize on our Ordinary Shares will result solely from the appreciation of such shares.

Nasdaq may delist our Ordinary Shares from quotation on its exchange, which could limit investors’ ability to sell and purchase our securities and subject us to additional trading restrictions.

The Ordinary Shares are currently listed on the Nasdaq Capital Market under the trading symbol “NAKD.” We recently regained compliance with the minimum bid price requirement of Nasdaq Listing Rule 5550(a)(2), which requires that the Ordinary Shares have a bid price of at least $1.00 per share for continued inclusion on the Nasdaq Capital Market under Nasdaq Listing Rule 5550(a)(2). However, there can be no assurance that we will maintain compliance with the minimum bid price requirement, or the other continued listing requirements under the Nasdaq Listing Rules. If the Ordinary Shares are not listed on Nasdaq at any time after the date of this prospectus, we could face significant material adverse consequences, including:

●	a limited availability of market quotations for our securities;
●	reduced liquidity;
●	a determination that the Ordinary Shares are a “penny stock” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for the Ordinary Shares;
●	a limited amount of news and analyst coverage for our company; and
●	a decreased ability to issue additional securities or obtain additional financing in the future.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding expectations, hopes, beliefs, intentions, or strategies regarding the future. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements contained in this Annual Report include, among other things, statements relating to:

●	expectations regarding industry trends and the size and growth rates of addressable markets;

●	our business plan and our growth strategies, including plans for expansion to new markets and new products; and

●	expectations for seasonal trends.

These statements are not assurances of future performance. Instead, they are based on current expectations, assumptions, and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments will be those that have been assumed or anticipated. These forward-looking statements are subject to a number of risks and uncertainties (some of which are beyond our control) that may cause our expectations, assumptions or beliefs to be inaccurate or otherwise cause our actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those risk factors described or incorporated by reference under the heading “Risk Factors” and those risks described from time to time in our filings with the SEC, as well as the following risks:

●	our ability to raise any necessary capital;

●	our ability to maintain the strength of our brand or to expand our brand to new products and geographies;

●	our ability to protect or preserve our brand image and proprietary rights;

●	our ability to satisfy changing consumer preferences;

●	an economic downturn affecting discretionary consumer spending;

●	our ability to compete in our markets effectively;

●	our ability to manage our growth effectively;

●	poor performance during our peak season affecting our operating results for the full year;

●	our indebtedness adversely affecting our financial condition;

●	our ability to maintain relationships with our select number of suppliers;

●	our ability to manage our product distribution through our retail partners and international distributors;

●	the success of our marketing programs;

●	business interruptions because of a disruption at our headquarters;

●	fluctuations in raw materials costs or currency exchange rates;

●	the success of our business restructuring; and

●	the impact of the COVID-19 pandemic.

Should one or more of these risks or uncertainties materialize, or should any of our expectations, assumptions or beliefs otherwise prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

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USE OF PROCEEDS

All the Ordinary Shares sold under this prospectus will be sold or otherwise disposed of for the account of the Selling Shareholders. We will not receive any proceeds from the sale of the Ordinary Shares under this prospectus. However, we could receive up to US$110,000,000 in gross proceeds if the February 2021 Warrants are exercised in full for cash. Any amounts we receive from such exercise will be used for working capital and other general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at July 31, 2020 (i) on a historical basis, and (ii) on a pro forma basis, after giving effect to the transactions described in footnote 1 to the table.

You should read this table together with our financial statements and the related notes thereto, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information, incorporated by reference in this prospectus from our SEC filings, including our Annual Report. The information presented in the capitalization table below is unaudited.

In Thousands of NZ$ and US$	As at July 31, 2020 (Historical)		As at July 31, 2020 (Pro Forma)(1)
	NZ$	US$ (2)	NZ$	US$ (2)
Borrowings	38,682	27,464	0	0
Share Capital	194,465	138,070	576,099	409,030
Accumulated Losses	(195,049)	(138,485)	(201,508)	(143,071)
Reserves	(1,124)	(798)	(1,998)	(1,419)
Total Capitalization	(1,708)	(1,213)	372,592	264,540

(1)	The pro forma information reflects the following transactions:

●	From August 1, 2020 through the date of this prospectus, an aggregate of approximately US$4.7 million (NZ$6.6 million) of the outstanding balance of the Prior Note issued in February 2020, representing all of the remaining outstanding balance of such note, has been converted into 30,883,784 Ordinary Shares. In addition, on February 25, 2021, we exchanged the Prior Note issued in April 2021 for 4,002,789Ordinary Shares.

●	As of the date of this prospectus, the July Note has been converted in full into an aggregate of 35,081,733 Ordinary Shares and the July Purchase Warrant has been exercised in full, pursuant to the Black-Scholes cashless exercise provision, for an aggregate of 47,817,633 Ordinary Shares.

●	On October 5, 2020, we and one of our operating subsidiaries, Bendon, entered into a settlement agreement with each of the Lenders, pursuant to which Bendon issued to them Bendon Conversion Shares with an aggregate value of US$3,789,654. The Bendon Conversion Shares were convertible into our Ordinary Shares at a conversion price equal to the closing market price of our Ordinary Shares on the trading day immediately preceding the date of conversion. As of the date of this prospectus, the Bendon Conversion Shares have been converted in full into an aggregate of 45,930,930 Ordinary Shares.

●	Pursuant to the August EDA, the October EDA and the February EDA, we have sold an aggregate of 289,122,663 Ordinary Shares in “at the market” offerings for gross proceeds of US$112,975,339 (NZ$159,120,196) and net proceeds of US$109,586,079 (NZ$154,346,590), after payment to Maxim of an aggregate of US$3,389,260 (NZ$4,773,606) in commissions.

●	On February 1, 2021, we sold 29,415,000 Ordinary Shares to certain institutional investors in a registered direct offering at a price of US$1.70 per share, for gross proceeds of US$50,005,500 and net proceeds of approximately $46,900,000, after deducting placement agent fees and other estimated offering expenses payable by us.

●	From 31 July until February 10, 2021, we paid approximately US$11,900,000 (NZ$16,700,000) to BNZ, which constituted repayment in full of all amounts due under the facility with BNZ, and the facility was terminated.

●	Pursuant to the February 2021 SPA, on March 10, 2021, we sold to the Investors in a private placement an aggregate of US$100,000,000 of Units, each Unit consisting of one Ordinary Share and one February 2021 Warrant. The Units were sold at a price per Unit of US$0.85, resulting in the issuance of an aggregate of 117,647,059 Units (representing an aggregate of 117,647,059 Ordinary Shares and 117,647,059 February 2021 Warrants).

(2)	In this prospectus certain New Zealand dollar amounts have been translated into United States dollars at the rate as at July 31, 2020 of NZ$1 = US$0.71. Such translations should not be construed as representations that the New Zealand dollar amounts represent, or have been or could be converted into, United States dollars at that or any other rate.

You should read this table in conjunction with our consolidated financial statements as at and for the six months ended July 31, 2020, which are incorporated by reference in this prospectus.

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SELLING SHAREHOLDERS

The Ordinary Shares being offered by the Selling Shareholders represent 117,647,059 Ordinary Shares underlying the 117,647,059 Units sold pursuant to the February 2021 SPA and 176,470,589 Ordinary Shares issuable upon the exercise of 117,647,059 February 2021 Warrants underlying such Units, which number of shares represents 150% of the initial number of Ordinary Shares issuable upon the cash exercise of the February 2021 Warrant, and is a good faith estimate of the maximum number of Ordinary Shares underlying such warrants. The actual number of shares issued upon such exercise may be substantially more or less than this estimate, depending, among other things, on whether the February 2021 Warrants are exercised through a Black-Scholes cashless exercise. In such event, the number of Ordinary Shares issuable upon exercise of the February 2021 Warrant would depend on the market price of the Ordinary Shares. However, in no event will we be required to issue upon exercise of the warrants more than a fixed maximum number of Ordinary Shares specified in the warrants. See “Background of the Offering” above.

When we refer to the “Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors, and others who later come to hold any of the Selling Shareholders’ interests in our securities other than through a public sale.

One of the Selling Shareholders, Streeterville Capital, LLC, is an affiliate of St. George and Iliad, two entities which have previously purchased securities from us. On July 24, 2020, we completed the private placement of the Note and Purchase Warrant to Iliad, described in more detail in “—Note and Purchase Warrant Issued in July 2020”. St. George and Iliad purchased the Prior Notes from us in October, November and December 2019 and January, February and April 2020. As of the date of this prospectus, the Prior Notes issued in October, November and December 2019 and January, February, and April 2020 had been converted in full into an aggregate of 70,583,059 Ordinary Shares. See “—Notes Issued in October, November, and December 2019 and January, February, and April 2020.” In addition, St. George purchased a convertible promissory note from us in May 2019, which was exchanged in full for Ordinary Shares. Furthermore, in March 2019, we sold 3,914,846 Ordinary Shares, “pre-funded” warrants to purchase up to an aggregate of 6,869,467 Ordinary Shares and “purchaser” warrants to purchase up to 10,784,313 Ordinary Shares in a private placement to certain accredited investors, including Acuitas Capital, LLC.

Except as set forth herein, and except for the Ordinary Shares and February 2021 Warrants underlying the Units purchased pursuant to the February 2021 SPA, the Selling Shareholders have not had any material relationship with us within the past three years. The Selling Shareholders are not broker-dealers or affiliates of a broker-dealer.

The table below lists the Selling Shareholders and sets forth information regarding their beneficial ownership (as determined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of Ordinary Shares. Information with respect to beneficial ownership is based on our records, information filed with the SEC, and information furnished to us by each Selling Shareholder.

The second column lists the number of Ordinary Shares beneficially owned by the Selling Shareholders as of March 10, 2021, assuming the cash exercise of the February 2021 Warrants in full on that date, but taking account of the limitations on conversion and exercise set forth therein. The Selling Shareholders may not be issued Ordinary Shares, whether underlying the Units or issued upon exercise of the February 2021 Warrants, if such issuance would cause such Selling Shareholder or any of its affiliates to beneficially own more than the Beneficial Ownership Limit after giving effect to such issuance. The number of shares in the second column does not include any shares that may be issued pursuant to the put right. The number of shares in the second column of the table below reflects the Beneficial Ownership Limit.

The third column lists the Ordinary Shares being offered by this prospectus by the Selling Shareholders and does not take into account the Beneficial Ownership Limit. The number of Ordinary Shares set forth in the third column includes all of the Ordinary Shares underlying the Units issued to the Selling Shareholders and includes 150% of the initial number of Ordinary Shares issuable upon the cash exercise of the February 2021 Warrants, which represents a good faith estimate of the maximum number of Ordinary Shares underlying such securities. The number of Ordinary Shares that will actually be issued may be substantially more or less than the number of shares being offered by this prospectus. Because the number of shares in the second column is calculated assuming cash exercise of the February 2021 Warrants in full as of March 10, 2021, and taking into account the Beneficial Ownership Limit, while the number of shares being offered by this prospectus is a good faith estimate of the maximum number of Ordinary Shares underlying such securities, without taking into account such limitations, the number of shares being offered by this prospectus as set forth in the third column exceeds the number of shares beneficially owned by such Selling Shareholder as set forth in the second column.

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The fourth column lists the number of Ordinary Shares beneficially owned by the Selling Shareholders, assuming the issuance and resale of all the shares offered by the Selling Shareholders pursuant to this prospectus.

We are registering the Ordinary Shares in order to permit the Selling Shareholders to offer the Ordinary Shares for resale from time to time. However, the Selling Shareholders may sell all, some or none of the shares registered hereby. See “Plan of Distribution.”

	Prior to the Offering			After the Offering
Shareholder	Ordinary Shares Beneficially Owned		Offered Hereby Ordinary Shares	Ordinary Shares Beneficially Owned(1)	Beneficial Ownership Percentage(1)
Streeterville Capital, LLC	60,724,023	(2)	147,058,824	—	—%
Esousa Holdings LLC	60,724,023	(3)	117,647,059	—	—
Acuitas Capital, LLC	23,529,412	(4)	29,411,765	—	—

(1)	Based on 641,481,585 Ordinary Shares outstanding as of March 10, 2021, and assuming the issuance and resale of all of the shares offered by the Selling Shareholders pursuant to this prospectus.

(2)	Includes Ordinary Shares issued as part of the Units and issuable upon the exercise of the February 2021 Warrants, subject to the Beneficial Ownership Limit. John M. Fife is the president of Streeterville. The business address of Streeterville is 303 East Wacker Drive, Suite 1040, Chicago, IL 60601.

(3)	Includes Ordinary Shares issued as part of the Units and issuable upon the exercise of the February 2021 Warrants, subject to the Beneficial Ownership Limit. Michael Wachs is the Managing Member of the Esousa Holdings LLC. The business address of Esousa Holdings LLC is 211 East 43rd Street, Suite 402, New York, NY 10017.

(4)	Includes Ordinary Shares issued as part of the Units and issuable upon the exercise of the February 2021 Warrants. Terren Peizer is the Managing Member of Acuitas Capital, LLC. The business address of Acuitas Capital, LLC is 2120 Colorado Avenue, Suite 230, Santa Monica, CA 90404.

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PLAN OF DISTRIBUTION

We are registering 117,647,059 Ordinary Shares underlying the 117,647,059 Units sold pursuant to the February 2021 SPA and 176,470,589 Ordinary Shares issuable upon the exercise of 117,647,059 February 2021 Warrants underlying such Units, which number of shares represents 150% of the initial number of Ordinary Shares issuable upon the cash exercise of the February 2021 Warrant, and is a good faith estimate of the maximum number of Ordinary Shares underlying such warrants. We will not receive any of the proceeds from the sale by the Selling Shareholders of the Ordinary Shares. However, we could receive up to US$110,000,000 in gross proceeds if the February 2021 Warrants are exercised in full for cash. We will bear all fees and expenses incident to the registration of the Ordinary Shares hereunder.

The Selling Shareholders may sell all or a portion of the Ordinary Shares held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the Ordinary Shares are sold through underwriters or broker-dealers, the Selling Shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The Ordinary Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the registration statement of which this prospectus forms a part is declared effective by the SEC;

●	broker-dealers may agree with a selling securityholder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The Selling Shareholders may also sell Ordinary Shares under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the Selling Shareholders may transfer the Ordinary Shares by other means not described in this prospectus. If the Selling Shareholders effect such transactions by selling Ordinary Shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Shareholders or commissions from purchasers of the Ordinary Shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). The Selling Shareholders may also loan or pledge Ordinary Shares to broker-dealers that in turn may sell such shares.

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The Selling Shareholders may pledge or grant a security interest in some or all of the February 2021 Warrants or Ordinary Shares and, if the Selling Shareholders default in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Ordinary Shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus. The Selling Shareholders also may transfer and donate the Ordinary Shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling shareholders for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the Selling Shareholders and any broker-dealer participating in the distribution of the Ordinary Shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the Ordinary Shares is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of Ordinary Shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the Ordinary Shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the Ordinary Shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that the Selling Shareholders will sell any or all of the Ordinary Shares registered pursuant to the registration statement of which this prospectus forms a part.

The Selling Shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the Ordinary Shares by the Selling Shareholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the Ordinary Shares to engage in market-making activities with respect to the Ordinary Shares. All of the foregoing may affect the marketability of the Ordinary Shares and the ability of any person or entity to engage in market-making activities with respect to the Ordinary Shares.

We will pay all expenses of the registration of the Ordinary Shares hereunder including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, a Selling Shareholder will pay all underwriting discounts and selling commissions, if any.

Once sold under the registration statement, of which this prospectus forms a part, the Ordinary Shares will be freely tradable in the hands of persons other than our affiliates.

Our Ordinary Shares are registered under the Exchange Act and trade on Nasdaq under the symbol “NAKD”.

Our Ordinary Shares are issued in registered form. The transfer agent for our Ordinary Shares is Continental Stock Transfer & Trust Company.

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EXPENSES

The following table sets forth the costs and expenses payable by us in connection with registering the Ordinary Shares that may be sold by the Selling Shareholders under this prospectus. All amounts listed below are estimates except the SEC registration fee.

Itemized expense	Amount (in US$)
SEC registration fee	$26,633.00
Legal fees and expenses	$47,600.00
Accounting fees and expenses	$16,940.00
Transfer agent and registrar fees	$5,000.00
Miscellaneous	$5,000.00
Total	$101,173.00

LEGAL MATTERS

Graubard Miller, New York, New York, is acting as counsel in connection with the registration of our securities under the Securities Act. Mills Oakley, Sydney, Australia, will pass upon the validity of the Ordinary Shares offered in this prospectus and on matters of Australia law.

EXPERTS

The financial statements as of January 31, 2020 and 2019 and for each of the three years in the period ended January 31, 2020, incorporated by reference in this registration statement, have been so included in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 2 to the financial statements) of BDO Audit Pty Ltd, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

SERVICE OF PROCESS AND ENFORCEMENT OF CIVIL LIABILITIES

We are an Australian company and our executive offices are located outside of the United States. Certain of our directors and officers and some of the experts in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside of the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws. Furthermore, there is substantial doubt that the courts of Australia would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 with respect to the Ordinary Shares offered hereby. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits thereto. The registration statement includes and incorporates by reference additional information and exhibits. Statements made in this prospectus concerning the contents of any contract, agreement or other document filed as an exhibit to the registration statement are summaries of the material terms of such contracts, agreements or documents, but do not repeat all of their terms. Reference is made to each such exhibit for a more complete description of the matters involved and such statements shall be deemed qualified in their entirety by such reference. The registration statement and the exhibits and schedules thereto filed with the SEC are available without charge on the website maintained by the SEC at http://www.sec.gov that contains periodic reports and other information regarding registrants that file electronically with the SEC.

We are subject to the information and periodic reporting requirements of the Exchange Act and we file periodic reports and other information with the SEC. These periodic reports and other information are available on the website of the SEC referred to above. As a “foreign private issuer,” we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. Those proxy statements are not expected to conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a “foreign private issuer,” we are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

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INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. This prospectus incorporates by reference our documents listed below:

●	our Annual Report on Form 20-F filed with the SEC on May 8, 2020;

●	our report on Form 6-K filed with the SEC on November 4, 2020 containing our unaudited interim condensed consolidated financial statements and the related notes thereto as of and for the six months ended July 31, 2020;

●	our reports on Form 6-K filed with the SEC on February 6, 2020, February 13, 2020, March 11, 2020, March 12, 2020, April 16, 2020, April 30, 2020, May 15, 2020, June 10, 2020, July 8, 2020, July 27, 2020, July 31, 2020, August 19, 2020, August 20, 2020, August 21, 2020, August 31, 2020, September 25, 2020, October 5, 2020, October 5, 2020, October 6, 2020, November 27, 2020, January 21, 2021, January 28, 2021, February 1, 2021, February 23, 2021, February 25, 2021, March 10, 2021, and March 12, 2021; and

●	the description of our Ordinary Shares contained in our registration statement on Form 8-A (No. 001-38544) filed with the SEC pursuant to Section 12(b) of the Exchange Act.

We are also incorporating by reference (i) all subsequent Annual Reports on Form 20-F that we file with the SEC and certain reports on Form 6-K that we furnish to the SEC after the date of the initial filing of and prior to the effectiveness of the registration statement of which this prospectus forms a part, and (ii) all such Annual Reports and reports on Form 6-K that we file after the effectiveness of the registration statement of which this prospectus forms a part, until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated (in each case, if such Form 6-K states that it is incorporated by reference into this prospectus).

Any statement contained in a document filed before the date of this prospectus and incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Any information that we file after the date of this prospectus with the SEC and incorporated by reference herein will automatically update and supersede the information contained in this prospectus and in any document previously incorporated by reference in this prospectus.

You should assume that the information appearing in this prospectus and any accompanying prospectus supplement, as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the reports or documents that have been incorporated by reference in the prospectus contained in the registration statement not delivered with the prospectus. We will provide these reports or documents upon written or oral request at no cost to the requester. Requests for such documents should be made to Naked Brand Group Limited, Attn: Mr. Justin Davis-Rice, c/o Bendon Limited, 8 Airpark Drive, Airport Oaks, Auckland 2022, New Zealand. Such documents may also be accessed free of charge on our website at www.nakedbrands.com.

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NAKED BRAND GROUP LIMITED

294,117,648 Ordinary Shares

March 12, 2021

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 8. Indemnification of Directors and Officers.

We must indemnify current and past directors and other executive officers of the Company on a full indemnity basis and to the fullest extent permitted by law against all liabilities incurred by the director or officer as a result of their holding office in the Company or a related body corporate.

We may also, to the extent permitted by law, purchase and maintain insurance, or pay or agree to pay a premium for insurance, for each director and officer against any liability incurred by the director or officer as a result of their holding office in the Company or a related body corporate.

Under the Corporations Act, a company or a related body corporate must not indemnify a person against any liabilities incurred as an officer or auditor of the company if it is a liability:

(a)	owed to the company or a related body corporate;

(b)	for a pecuniary penalty or compensation order made in accordance with the Corporations Act; or

(c)	that is owed to someone other than the company or a related body corporate and did not arise out of conduct in good faith.

In addition, a company or related body corporate must not indemnify a person against legal costs incurred in defending an action for a liability incurred as an officer or auditor of the company if the costs are incurred in:

(a)	defending or resisting proceedings in which the person is found to have a liability of the type described above;

(b)	in defending or resisting criminal proceedings in which the person is found guilty;

(c)	in defending or resisting proceedings brought by the Australian corporate regulator or a liquidator for a court order if the grounds for making the order are found to have been established; or

(d)	in connection with proceedings for relief to the person under the Corporations Act in which the Court denies the relief.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 9. Exhibits.

The exhibits filed herewith or incorporated by reference herein are listed in the Exhibit Index below.

Item 10. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

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(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

provided, however, that paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Item 8.A of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the Commission pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to the date of first use.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, that registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sydney, Australia, on the 12th day of March, 2021.

NAKED BRAND GROUP LIMITED

By:	/s/ Justin Davis-Rice
Justin Davis-Rice
Executive Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Justin Davis-Rice and Cheryl Durose as his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this proxy statement/prospectus and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Justin Davis-Rice	Executive Chairman and Director (Principal Executive Officer)	March 12, 2021
Justin Davis-Rice

/s/ Cheryl Durose	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 12, 2021
Cheryl Durose

/s/ Simon Tripp	Director	March 12, 2021
Simon Tripp

/s/ Andrew Shape	Director	March 12, 2021
Andrew Shape

/s/ Kelvin Fitzalan	Director	March 12, 2021
Kelvin Fitzalan

Authorized Representative in the United States

GRAUBARD MILLER

By:	/s/ Jeffrey M. Gallant
Name:	Jeffrey M. Gallant
Title:	Partner
Date:	March 12, 2021

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EXHIBIT INDEX

Exhibit No.	Description

3.1	Constitution of Naked Brand Group Limited (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form F-4/A, File No. 333-223786, filed with the SEC on April 11, 2018).

4.1	Specimen Ordinary Share Certificate (incorporated by reference to Exhibit 4.1 filed with the Company’s Registration Statement on Form F-4/A, File No. 333-223786, filed with the SEC on April 11, 2018).

4.2	Form of February 2021 Warrant (incorporated by reference to Exhibit 4.1 to the Report on Form 6-K filed on March 10, 2021).

5.1	Opinion of Mills Oakley.

10.1	Securities Purchase Agreement dated February 24, 2021, by and between Naked Brand Group Limited and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Report on Form 6-K filed on February 25, 2021).

10.2	Amendment to Securities Purchase Agreement, dated March 10, 2021, by and between Naked Brand Group Limited and the investors party thereto (incorporated by reference to Exhibit 10.1 to the Report on Form 6-K filed on March 10, 2021).

23.1	Consent of BDO Audit Pty Ltd.

23.2	Consent of Mills Oakley (included in Exhibit 5.1).

24.1	Power of attorney (included on signature page).

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